SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-K
Current Report

______________

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2012 (July 23, 2012)

PAZOO, Inc.
(Exact name of Registrant as specified in charter)

Nevada	333-178037	27-3984713
(State or other	(Commission file	(I.R.S. Employer
jurisdiction of	number)	Identification Number)
incorporation)

15A Saddle Road
Cedar Knolls, New Jersey  07927
 (Address of Principal Executive Offices)

_________________________________
(Prior Address if Changed From Last Report)

(973) 455-0970
 (Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities.

Common Stock: On August 1, 2012, the Company issued 1,000,000 shares of restricted common stock to Maiella Investment Holdings, LLC in connection with an advisory agreement, relating to the Company’s upcoming branding campaign, dated on or about July 1, 2012.  Due to the confidential nature of this agreement the Company is evaluating what portions of the agreement may be published and will file a Form 8-K/A with the appropriate portions of the agreement.   On July 23, 2012, Integrated Capital Partners, Inc. (“ICPI”) converted 200,000 shares of Series A Convertible Preferred Stock into 2,000,000 shares of Common Stock pursuant to, and in accordance with, an Investment Agreement dated January 3, 2011 (See, Exhibit 99.01, of the Company’s Form S-1 filed with the Securities and Exchange Commission on November 18, 2011).

Series A Preferred Stock:  On August 2, 2012 the Company issued 1,500,000 shares of Series A Convertible Preferred Stock at $0.50 per share for $750,000 to ICPI in accordance with the June 1, 2012 Investment Agreement. This investment completes the $1,000,000 investment commitment under the June 1, 2012 Investment Agreement.

Item 7.01  Regulation FD Disclosure.

On August 2, 2012 the Company announced in a press release (Pazoo Receives $750,000 To Complete $1,000,000 Commitment - Begins Final Preparations for Large Scale National Branding Campaign) that the Company received the remaining $750,000 from ICPI under the June 1, 2012 Investment Agreement which would be used, in part, to implement the Company’s upcoming advertising and branding campaign.

Item 9.01  Financial Statements and Exhibits.

a.	Exhibits.
	99.01	Press Release dated August 2, 2012

Signatures

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2012	Pazoo, Inc. (Registrant)

/s/ David M. Cunic
David M. Cunic/ CEO